Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in McKesson Corporation Registration Statement Nos. 333-84806, 333-163642, 333-190847, 333-213488, 333-249817, 333-266356, 333-266357, and 333-273632 all on Form S-8, and Registration Statement No. 333-293210 on Form S-3, of our reports dated May 7, 2026, relating to the consolidated financial statements and consolidated financial statement schedule of McKesson Corporation and subsidiaries (the "Company"), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended March 31, 2026.

/s/ Deloitte & Touche LLP

Dallas, Texas
May 7, 2026